Exhibit 99.1

March 17, 2011

LFBG - CEO Outlook

To our Shareholders:

This past February concluded my fifth year as a public company CEO. Left Behind Games and I, personally, have had our ups and downs. My wife and I risked everything because we couldn’t justify taking investor monies without being willing to lose our own investments. We feel that, in today’s world especially, we couldn’t be overtly Christian people unless we were willing to hold ourselves to the highest standards publicly. And after 5 years, we have prevailed.

Over these years we’ve seen a lot of public companies come and go and, we have prevailed.

Our company’s market-cap has been as high as $211M and as low as $0.8M and, we have prevailed.

Our stock price has been as high as $7.44 and as low as $0.0008 and, we have prevailed.

We started with 1 game and a failed launch, but we fought on and 5 years later and, we have prevailed.

Despite a lack of capital for growth, having raised just $15M in cash over 8 years, we have prevailed.

In the past 5 years, we’ve overcome insurmountable obstacles in building this new marketplace of Christian video games. And through it all, we’ve overcome the shenanigans of market-makers, shorters, bashers and naysayers and, we have prevailed.

And in these 5 years, we have acquired the Charlie Church Mouse brand, the assets of Cloud 9 Games and recently, the MyPraize Social network. More importantly, we’ve captured and empowered their talent to take their vision to the next level. We have a multi-billion dollar distributor who gives us access to nearly every major retailer in the USA. We have survived against all odds to expand our product line to 11 SKUs in 2010 and expect to release another 12 SKUs by the end of this year on various platforms. We have lined-up institutional funding on a go-forward basis, posted record revenues and our first operational profit. And although we are small, we have become the largest and most significant force in creating new Christian video games the world has ever seen.

If you think our company is reflected by its current market-cap of just 15% of this year’s high, just remember one thing. When our short-term investors are gone, despite our anticipated growth, we will prevail…thanks to God Almighty who has and will continue to empower us to reach the hearts and minds of this generation through modern media and video games.

Our real-life Cinderella story, I predict, will one day become a symbol of hard-work, determination and faith to believe that with God, all things are possible.

I’ve taken the time to write this letter and this summary in view of our stock price being lowered intentionally by market-makers on very small volume, compared to our averages. When I see our stock price suffer in the open market despite the best news released in 9 years, perhaps you can appreciate why a healthy rant reminding people about our historical experiences overcoming overwhelming obstacles might provide some much needed encouragement.

Be encouraged to read my new, first time, blog where you can read more of my thoughts in this same spirit in context of our corporate mission at: http://www.LBGames.com/wp_ceoblog/.

Respectfully and with kindest regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.